Exhibit 10.6

Contract for Ground Lease with Option to Purchase Real Property dated June 3, 2005.

Exhibit 10.6

STATE OF SOUTH CAROLINA	)	CONTRACT FOR
	)	GROUND LEASE WITH
COUNTY OF GREENVILLE	)	OPTION TO PURCHASE REAL PROPERTY

        THIS CONTRACT FOR GROUND LEASE WITH OPTION TO PURCHASE REAL PROPERTY (“Contract”) is made and entered into as of the Effective Date (as hereinafter defined), by and between BankGreenville Financial Corporation, a South Carolina corporation (“Tenant”), Hollingsworth Funds, Inc., a South Carolina corporation (“HFI”), and Woodvan, LLC, a South Carolina limited liability company (hereinafter “Woodvan”) (HFI and Woodvan may sometimes be hereinafter referred to collectively as “Landlords”).

WITNESSETH:

        THAT FOR AND IN CONSIDERATION of the mutual covenants, agreements, and undertakings herein set forth, together with the sum of Ten Thousand and 00/100 ($10,000.00) Dollars (the “Earnest Money”) paid by Tenant to Coldwell Banker Commercial Caine, as the Escrow Agent, to be held and disbursed in accord with the terms of this Contract, the receipt and sufficiency of which are hereby acknowledged, Landlords hereby agree to lease to Tenant the real property described herein, together with an option to purchase said real property, on the following terms and conditions:

    1.        Description of Property. The real property which is the subject of this Contract is that certain tract or parcel of land, containing not less than 1.0 acre nor more than 1.5 acres, located at the northwest corner of the intersection of Woodruff Road and Rocky Slope Drive, in Greenville County, South Carolina, together with the improvements located on the property, and all rights, ways, alleys, easements and appurtenances thereto (collectively the “Property”). The exact size, shape, and dimensions of the Property shall be agreed upon by the parties and shall be shown on a plat of a survey thereof (the “Survey”) prepared by a registered land surveyor or engineer licensed by the State of South Carolina (the “Survey”), to be paid for by Tenant. In the event that Landlords and Tenant have not agreed on the size, shape, and dimensions of the Property by the end of the initial one hundred twenty (120) day Inspection Period (as defined in Paragraph 2 below), Tenant may terminate this Contract by giving Landlords written notice of termination prior to the end of the initial one hundred twenty (120) day Inspection Period, in which event the Earnest Money shall be refunded to Tenant and none of the parties shall have any further rights against the others whatsoever.

    2.        Tenant’s Rights — Inspection Period.

                (a)        For a period of one hundred twenty (120) days after the Effective Date of this Contract (which period is referred to herein as the “Inspection Period”), Tenant, its authorized agents and employees, as well as others authorized by Tenant, shall have full and complete access to the Property and shall be entitled to enter upon the Property and make such marketing, financial, surveying, architectural, engineering, topographical, geological, soil, subsurface, environmental, water drainage, traffic, structural, mechanical, and any other surveys, audits, investigations, inspections, evaluations, studies, tests, borings, and measurements as Tenant deems necessary or advisable, so long as the same do not result in any material adverse change to the physical characteristics of the Property. Tenant agrees to indemnify, defend and hold Landlords harmless from and against any and all claims, costs, expenses and liabilities, including reasonable attorney’s fees, arising out of or by reason of the investigations conducted by Tenant or Tenant’s agent(s).

                (b)        Tenant may extend the Inspection Period for an additional ninety (90) days (the “Extended Inspection Period”) (the Inspection Period and Extended Inspection Period shall be collectively referred to as the “Inspection Period”) by giving Landlords written notice of said extension and paying an additional earnest money deposit of Ten Thousand and 00/100 ($10,000.00) Dollars (the “Additional Earnest Money”) to Escrow Agent before the expiration of the initial one hundred twenty (120) day Inspection Period.

                (c)        Tenant shall have the exclusive right to terminate this Contract at any time during the Inspection Period for any reason in its sole discretion by giving written notice of such termination to Landlords and Escrow Agent prior to the end of the Inspection Period. Upon such termination, Escrow Agent shall refund the initial $10,000.00 Earnest Money to Tenant; provided, however, that in the event that Tenant terminates this Contract pursuant to this Paragraph 2 during the Extended Inspection Period, the $10,000.00 Additional Earnest Money shall not be refunded to Tenant but shall be paid to Landlords. Upon termination by Tenant as provided herein, this Contract shall be null and void and none of the parties shall have any further rights against the others whatsoever. Once the Inspection Period has expired, all of the Earnest Money shall become non-refundable to Tenant, except as provided in Paragraphs 3, 7, 10, 15, and 19.

                (d)        After any inspections by Tenant, Landlords shall maintain the Property, and all improvements and systems thereon, in the same condition that existed at the time of the inspections, reasonable wear and tear excepted.

    3.        Ground Lease. Landlords hereby agree to lease the Property to Tenant (the “Ground Lease). The terms of the Ground Lease shall be mutually agreeable to the parties and shall be set forth in a detailed Ground Lease Agreement executed by all of the parties. In the event that the parties have not agreed on the terms of a Ground Lease Agreement by the end the Inspection Period, Tenant may terminate this Contract by giving written notice of termination to Landlords prior to the end of the Inspection Period, in which event all Earnest Money paid hereunder shall be refunded to Tenant, and none of the parties shall have any further rights against the others whosoever. Said Ground Lease Agreement shall provide, among other terms and provisions, the following:

                (a)        The Ground Lease shall be for a term of not less than two (2) years nor more than five (5) years and shall be a “triple net lease”, with Tenant paying all taxes, insurance, utilities, and assessments applicable to the Property.

                (b)        Tenant shall pay Landlords annual rent equal to nine (9%) percent of the purchase price as determined under Paragraph 6 below, which rent shall be paid in advance in equal monthly installments, beginning January 1, 2006. Payment of rent may be made from the Earnest Money. Upon written request from Tenant, Escrow Agent shall pay Landlords the monthly rent from the Earnest Money, until such time as the Earnest Money is depleted. All rent payments made by Tenant to Landlords shall be credited against the purchase price payable at Closing, if the Tenant shall elect to purchase the Property as herein provided.

                (c)        Tenant shall have the right to construct on the Property a banking office and any appurtenances thereto, including, but not limited to drive through windows and ATM machine sites. The design and location of the improvements, and the exterior colors and materials, shall be subject to the approval of Landlords, which approval shall not be unreasonably withheld.

    4.        Assignment by HFI. HFI shall have the right to convey its interest in the Property to Verdae Development, Inc. (“VDI”), and intends to make said conveyance prior to December 31, 2006. At the time of said conveyance, Landlords shall assign its rights and obligations under this Contract to VDI. HFI shall give Woodvan and Tenant written notice of the conveyance of the Property to VDI within ten (10) days after the recording of the deed of said conveyance.

    5.        Option to Purchase Property. The Ground Lease shall grant to Tenant an exclusive option to purchase the Property under the terms and conditions hereinafter provided. Tenant may exercise its option to purchase the Property by giving written notice of said exercise to Landlords within the time periods set forth herein. Tenant shall have no right to exercise its option to purchase the Property unless and until HFI has conveyed its interest in the Property to VDI. Tenant shall exercise its option to purchase the Property after HFI has conveyed its interest in the Property to VDI and on or before the later of (i) the end of the Inspection Period, or (ii) fifteen (15) days after HFI gives Tenant written notice of the conveyance of its interest in the Property to VDI. In the event that Tenant has not terminated this Contract under Paragraph 2 above and Tenant fails to exercise its option to purchase by (x) at the end of the Inspection Period under Subparagraph (i) above, or (y) the end of the fifteen (15) day period under Subparagraph (ii) above, as applicable, in either of said events, the balance of the Earnest Money shall be paid to Landlords and Landlords may retain all rent payments received by Landlords, this Contract and the Ground Lease shall terminate, and none of the parties shall have any further rights against the others whatsoever.

    6.        Purchase Price. The purchase price of the Property shall be Eleven and 50/100 ($11.50) Dollars per gross square foot of land located within the boundaries of the Property as determined by the Survey, exclusive of any part of the Property located within any rights of way for public roads. The purchase price shall be paid by the Tenant as follows:

                (a)        The balance of the Earnest Money and all rent payments, if any, made by Tenant to Landlords shall be applied to and credited against the purchase price payable by Tenant to Landlords at closing.

                (b)        The balance of the purchase price shall be paid by Tenant to Landlords by check acceptable to Landlords or electronically wired funds at the time of closing, subject to any credits, prorations and adjustments provided for in this Contract.

    7.        Title. Landlords shall deliver good, marketable and insurable fee simple title to the Property, free and clear of all liens and encumbrances except for: (a) taxes for the year in which Closing occurs; (b) presently existing easements, covenants, and restrictions of record which do not, in Tenant’s sole discretion, materially and adversely affect Tenant’s intended use of the Property; and (c) any other matters approved by Tenant. For the purposes of this Contract, the term “insurable title” means title that a title insurance company acceptable to Tenant (“Title Company”) is willing to insure by issuing to Tenant a commitment for an American Land Title Association (“ALTA”) owner’s insurance policy in the amount of the purchase price, at standard rates, insuring Tenant’s title to the Property, without exception other than those mentioned above. If Landlords are unable to deliver good, marketable and insurable fee simple title to the Property at Closing in accord with this Paragraph, Tenant may terminate this Contract and the Earnest Money will be refunded to Tenant by the Escrow Agent.

        No later than the expiration of the Inspection Period, Tenant shall, at its expense, obtain a commitment for title insurance issued in accordance with the provisions of this Paragraph. At that time, Tenant shall give Landlords written notice of any objections to matters of title, including any matters of survey. Upon receipt of any such objections to title, Landlords shall have a period of fifteen (15) days within which to either (a) provide the Tenant with written notice of its intention to cure the objectionable matters, in which case the Closing Date will automatically be extended, if necessary, for an additional fifteen (15) days from the date set forth in Paragraph 16; or (b) provide the Tenant with written notice that it does not intend to cure the objectionable matters, in which case the Tenant shall, no later than five (5) days after receipt of Landlords’ notice, elect to either (1) terminate the Contract, in writing, and receive a full refund of the Earnest Money and any rent payments made by Tenant, or (2) waive the objections to title and proceed with the closing.

    8.        Storm Water Detention. The Property is part of a larger tract of land owned by Landlords consisting of approximately twenty-five (25) acres and shown on Exhibit A, attached hereto and incorporated herein by reference. A storm water drainage system has been constructed to serve the real property shown on Exhibit A. Tenant acknowledges and agrees that in addition to the purchase price of the Property, Tenant shall pay Landlords at Closing a sum estimated not greater than Twenty-Six Thousand and 00/100 ($26,000.00) Dollars, nor less than Twenty-Four Thousand and 00/100 ($24,000.00) Dollars, per acre of the Property for the Property’s share of the costs of maintenance of the storm water management pond serving the real property shown on Exhibit A, including the Property. Tenant acknowledges that it shall be a member of an association composed of all of the owners of the real property shown on Exhibit A, including the Property, which association has been formed to own, operate, maintain, repair and replace the storm water retention system serving the real property described on Exhibit A on a ongoing basis, the costs and expenses of which shall be borne by the members of the association on a prorata basis. Tenant’s share of the costs and expenses shall be the product of the following formula: the total amount of costs and expenses for said maintenance multiplied by a fraction, the numerator of which shall be the acreage of the Property, and the denominator of which shall be the total acreage of the real property shown on Exhibit A, exclusive of the storm water detention pond site. Payment of such costs and expenses shall be accrued and paid not more frequently than quarterly and payment shall be due within thirty (30) days after receipt of a bill therefore from the association. Payment of said costs and expenses shall be secured by a lien against the Property. NOTE: The sketch attached hereto as Exhibit A is not intended and shall not be construed as a subdivision of the real property depicted thereon.

    9.        Documents and Records to be Furnished by Landlords. Within five (5) days of the Effective Date of this Contract, Landlords shall deliver to Tenant copies of any of the following documents that are in Landlords’ possession or control and pertain to the Property: Existing plats of survey; most recent tax receipts; title insurance policies; information relating to the condemnation of any portion of the Property; reports from all environmental surveys, investigation, studies, audits, tests, reviews, or other environmental analyses; engineering studies; building plans and specifications; easement agreements; leases and amendments thereto; and any other information pertaining to the ownership or operation of the Property which Tenant reasonably requests. Any such documents or information shall be without warranty or representation as to its accuracy or completeness. If Tenant terminates this Contract before the end of the Inspection Period, Tenant will return to Landlords all documents furnished by Landlords pursuant to this Paragraph.

    10.        Landlords’ Warranties and Representations. Each Landlord, respectively, covenants, represents, and warrants as follows:

                (a)        Landlords have good, marketable, and insurable fee simple title to the Property and have exclusive possession of the Property, free and clear of all leases and other tenancies.

                (b)        Subsequent to the signing of this Contract by both parties hereto, Landlords will not take any action or otherwise permit any change in the status of the title to the Property prior or subsequent to the Closing, without first obtaining the written consent of the Tenant.

                (c)        The individual(s) who have executed this Contract as Landlords or on behalf of the Landlords have the full right and authority to do so, having obtained all consents to enter into and perform this Contract and to sell the Property on the terms set forth in this Contract.

                (d)        Landlords have no knowledge of any threatened condemnation, eminent domain proceedings, action, suit, administrative proceeding, judgment, bankruptcy, lien execution, or proceeding pending or threatened against or affecting the Property or the Landlords, which if adversely determined or continued might have an adverse effect upon the Property or upon the Landlords’ ability to perform its obligations under this Contract.

                (e)        To the best of Landlords’ knowledge, but without independent investigation, no other person or entity, including without limitation, any previous owners of the Property, has treated, stored, recycled, disposed of or discharged any hazardous, toxic, or polluting substances on or into the Property. To the best of Landlords’ knowledge, all operations or activities upon the Property and the use and occupancy of all or any part of the Property have been in all material respects in compliance with all applicable laws, rules, and regulations relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge, release, or disposal of any hazardous, toxic, or polluting substances. Landlords have not received any notification from any person, entity, or governmental authority regarding a violation, proceeding, or inquiry pertaining to the Property with regards to the environment or hazardous, toxic, or polluting substances and there are no underground storage tanks on the Property.

                (f)        From the Effective Date until Closing, Landlords will notify Tenant immediately of any fact, event, or occurrence having a material effect on the Property or which renders any representation or warranty made by Landlords in this Contract incorrect or misleading in any respect, including but not limited to fire or other casualty loss, receipt of notice of condemnation or threat of condemnation, or violation of any health, safety, fire, environmental, or zoning law, code, regulation, or ordinance, and Landlords promptly will send Tenant copies of any notices.

        In the event that, prior to Closing, Tenant discovers any of the above representations or warranties to be untrue in any material respect, Tenant may terminate this Contract by giving written notice of termination to Landlords, in which event the balance of the Earnest Money and any rent payments received by Landlords shall be refunded to Tenant, and none of the parties shall have any further rights against the others whatsoever.

    11.        Closing Documents. At the Closing, Landlords shall deliver to Tenant the following:

                (a)        A duly executed limited warranty deed conveying marketable, insurable fee simple title to the Property in accord with Paragraph 7;

                (b)        Any documents that Tenant’s counsel may reasonably determine are necessary to assign any easements, licenses, or permits relating to the use of the Property, which Tenant’s counsel determines are assignable;

                (c)        Such written evidence of authority to execute and deliver the deed and such reasonable owner’s affidavit regarding the payment of bills for labor and materials rendered for improvements on the Property as may reasonably be required by the Tenant’s title insurance company in order to issue the owners policy and to insure the title without exception for unfiled mechanics’ and materialmens’ liens and without exceptions for rights of possession in any third party.

                (d)        A duly executed “non-foreign person” affidavit as required by the Internal Revenue Service with respect to the sale of real property and, if applicable, a non-resident affidavit as required by the South Carolina Tax Commission. Landlords hereby acknowledge that non-resident status may obligate Tenant to withhold a percentage of Landlords’ gain or net proceeds.

    12.        Possession. Exclusive possession of the Property shall be delivered to the Tenant at Closing.

    13.        Taxes. Ad valorem real property taxes with respect to the Property shall be prorated between the Tenant and the Landlords as of the Closing Date, based upon the most recent information available regarding the amount of taxes. Any rollback taxes, use taxes, developmental impact fees or any other governmental charge or tax relating to any period prior to the Closing Date shall be paid by the Landlords whether assessed before or after Closing.

    14.        Closing Costs. Tenant shall be responsible for the cost of any third party inspections, the Survey, and the title insurance policy. Landlords shall be responsible for the cost of deed preparation and documentary transfer/recording taxes or like taxes on the limited warranty deed of conveyance. Each party shall be responsible for the fees of its own attorneys and for any other costs incurred by such party in connection with the closing of this transaction. All items of income and expense, including without limitation, rental income, insurance premiums, and utility charges, shall be prorated through the date of closing.

    15.        Condemnation. If, after the execution of this Contract and prior to Closing, Landlords receive notice of the commencement or threatened commencement of eminent domain or any other proceeding against the Property or any portion thereof, Landlords shall immediately notify the Tenant in writing and the Tenant shall elect either:

                (a)        Not to close the transaction contemplated hereby in which event the Earnest Money shall be refunded to the Tenant and this Contract shall be void and of no further force and effect, or

                (b)        To close the transaction contemplated hereby in accordance with its terms but subject to such proceedings in which event the Tenant shall be entitled to any condemnation award or proceeds paid with respect to the Property.

    16.        Closing. In the event that Tenant exercises its option to purchase the Property, the Closing shall take place within thirty (30) days after the date Tenant exercises its option, at the offices of Gallivan, White & Boyd, P.A., at a time mutually agreeable to the parties.

    17.        No Warranty. THE PROPERTY IS BEING LEASED AND/OR CONVEYED BY LANDLORDS “AS-IS”. TENANT ACKNOWLEDGES THAT EXCEPT AS PROVIDED IN PARAGRAPH 10, LANDLORDS GIVE NO GUARANTY OR WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, AS TO THE PHYSICAL CONDITION OF THE PROPERTY, OR TO THE CONDITIONS OF, OR EXISTENCE OF, IMPROVEMENTS, SERVICES, APPLIANCES OR SYSTEMS THERETO, OR AS TO MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY OR IMPROVEMENTS THEREON, AND ANY IMPLIED WARRANTY IS HEREBY DISCLAIMED BY LANDLORDS.

    18.        Use of Name. Tenant agrees that it will not use the name “Hollingsworth” in connection with its use, development, sale or marketing of the Property, or any portion thereof. Tenant further acknowledges that the names “HOLLINGSWORTH®” and “JOHN D. HOLLINGSWORTH ON WHEELS®” (collectively, the “Marks”) are federally registered trademarks, and Tenant agrees not to use any other name, trademark or service mark identical to, or likely to be confused with, the Marks.

    19.        Remedies Upon Breach. In the event that the terms and conditions of this Contract have been satisfied and Tenant does not purchase the Property in accord with the requirements of this Contract within the time limits herein set forth, Landlords, as their sole and exclusive remedy, may declare this Contract cancelled in which event all remaining Earnest Money held by the Escrow Agent and all rent payments received by Landlords shall be forfeited and paid to or retained by the Landlords as full liquidated damages and not as a penalty, the parties acknowledging that Landlords’ damages would be difficult to ascertain precisely, and the parties hereto shall have no further rights or obligations with respect to each other. In the event of Landlords’ breach of any of the terms, conditions, warranties or representations hereof, the Tenant shall have the right to (a) immediately terminate this Contract upon written notice to the Landlords and receive back the remaining amount of the Earnest Money from Escrow Agent and a refund from Landlords of all rent payments made to Landlords, and upon return of the same the parties hereby shall have no further rights and obligations or liabilities to each other hereunder; or (b) demand and compel by an action for specific performance or similar legal proceedings if necessary the immediate conveyance of the Property by Landlords in compliance with the terms and conditions of this Contract, and recover special damages for said breach.

    20.        Governing Law. This Contract shall be governed, interpreted, and construed under the substantive laws of the State of South Carolina, without regard to conflict of laws principles thereof.

    21.        Time of Essence. Time is of the essence in the performance of the terms and conditions of this Contract. If any date set forth in this Contract should fall on a Saturday, Sunday, or legal holiday, compliance with any obligation or delivery due on that date will be deemed acceptable on the next business day following such Saturday, Sunday, or legal holiday. In this Contract, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of South Carolina. In this Contract, the term “business day” means any day other than a Saturday, Sunday, or legal holiday.

    22.        Notices. All notices which are required hereunder to be in writing shall be effective with respect to the party who is to receive them as of the date on which such notice is (i) telecopied to the office of the party or their counsel; (ii) mailed in care of such party or their counsel in any United States Post Office by certified or registered mail, postage prepaid, return receipt requested; or (iii) hand delivered by messenger, overnight service or otherwise to the office of the party or their counsel. The addresses for such notices are as follows:

AS TO TENANT:	BankGreenville Financial Corporation
116 S. Pleasantburg Drive
Greenville, SC 29607
Attention: Russel T. Williams
Telephone: (864) 271-1245
Facsimile: (864) 271-1246

WITH COPY TO:	Arthur L. Howson, Jr.
Gallivan White & Boyd, P.A.
P.O. Box 10589 (29603)
55 Beattie Place, Suite 1200
Greenville, SC 29601
Telephone: (864) 271-9580
Facsimile: (864) 271-7502

AS TO LANDLORDS:	Hollingsworth Funds, Inc.
124 Verdae Boulevard
Suite 104
Greenville, SC 29607
Attention: I.T. Welling, Jr.
Woodvan, LLC
200 E. Broad Street
Greenville, SC 29601
Telephone: (864) 250-2800
Facsimile: (864) 250-2899
Attention: Frank B. Halter

WITH A COPY TO:	A. Marvin Quattlebaum
Leatherwood, Walker, Todd & Mann, P.C.
P.O. Box 87
Greenville, SC 29602
Telephone: (864) 242-6440
Facsimile: (864) 240-2478

AS TO ESCROW AGENT:	Coldwell Banker Commercial Caine
200 E. Broad Street
Greenville, SC 29601
Telephone: (864) 250-2800
Facsimile: (864) 250-2899

    23.        Brokerage Commission. Landlords shall pay Coldwell Banker Commercial Caine a commission on this transaction pursuant to a listing agreement between the parties. Except for said obligation, each party represents and warrants to the other that it has not incurred any liability to any third party for the payment of any sales or broker commissions arising out of this transaction. Each party shall protect, defend, and hold harmless the other, and its successors and assigns, from and against any liability for the payment of any sales or broker commissions arising out of this transaction, and from and against all court costs and attorneys fees incurred in or about and such action or proceeding brought thereon.

    24.        Escrow Agent. The parties understand and agree that Escrow Agent is authorized to deliver the Earnest Money to the Landlords at Closing. However, if Closing does not occur, and Escrow Agent receives a notice requesting release of the Earnest Money from either party, Escrow Agent is authorized to release the Earnest Money to the requesting party, provided that: the notice sets forth the basis on which the Earnest Money is to be released, the notice is simultaneously sent to the other party, and the request is not refuted by the non-requesting party within ten (10) days after receipt of the notice. If the parties cannot agree as to the disposition of the Earnest Money, Escrow Agent is authorized to hold the Earnest Money until the parties reach agreement or until a court of competent jurisdiction establishes the rightful disposition. In consideration of Escrow Agent’s services, the Landlords and the Tenant agree to indemnify, defend and hold Escrow Agent harmless from and against all liabilities, damages, costs, expenses (including all attorneys’ fees and expenses incurred by Escrow Agent or any of Escrow Agent’s employees or agents), causes of action, suits, demands, judgments, and claims of any nature whatsoever that might arise at any time out of Escrow Agent’s holding, investing, reinvesting, payment, or other disposition of the Earnest Money, except those which result from Escrow Agent’s willful misconduct or neglect.

    25.        Headings. The headings or captions set forth in this Contract are for the convenience of the parties only, do not form a part of this Contract, and are not to be considered a part of this Contract for any purpose.

    26.        Entire Understanding. This Contract constitutes the entire understanding and agreement between the parties. This Contract shall not be modified or amended in any way except by written instrument executed by both parties.

    27.        Effective Date. The Effective Date of this Contract shall be the date the Contract is signed by all parties, and if both parties do not sign on the same date, the date on which it is signed by the last party to sign.

    28.        Assignment. Tenant, in its sole discretion, may, prior to closing, assign its rights under this Contract to an existing or newly formed entity affiliated with Tenant.

    29.        Binding Effect. This Contract shall be binding on the parties and their heirs, successors, and permitted assigns.

    30.        Counterparts. This Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party shall be binding upon said party to the same extent as an original signature.

    31.        Attorneys Fees. In any action or proceeding arising out of this Contract and involving a dispute between Tenant and Landlords, the prevailing party shall be entitled to receive reasonable attorney’s fees and costs as determined by a court of competent jurisdiction from the non-prevailing party.

        IN WITNESS WHEREOF, the parties hereto have executed or have caused this Contract be executed under seal by persons duly empowered to bind the parties to perform their respective obligations under this document.

IN THE PRESENCE OF:	LANDLORDS:
__________________	Hollingsworth Funds, Inc.
Witness
__________________	By:
Witness	Its:
Date signed by HFI:______________________
__________________	Woodvan, LLC
Witness
__________________	By:__________________
Witness	Its:__________________
Date signed by Woodvan:__________________
TENANT:
__________________	BankGreenville Financial Corporation
Witness
__________________	By:__________________
Witness	Russel T. Williams
Its:_________________________________
Date signed by Tenant:__________________

Escrow Agent, by the signature below, acknowledges the receipt of the Earnest Money in the amount of $10,000.00, as set forth at the beginning of this Contract. The Earnest Money will be held in escrow pending disbursement according to the terms of this Contract.

COLDWELL BANKER COMMERCIAL CAINE
By:_________________________________
Its:_________________________________
Date:________________________

STATE OF SOUTH CAROLINA	)
	)	ASSIGNMENT OF CONTRACT
COUNTY OF GREENVILLE	)

        FOR VALUE RECEIVED the receipt and sufficiency of which are hereby acknowledged, BankGreenville Financial Corporation hereby assigns, sets over, and transfers unto BankGreenville, and its successors and assigns, all right, title and interest of the undersigned, as Tenant, in that certain Contract for Ground Lease with Option to Purchase Real Property between the undersigned and Hollingsworth Funds, Inc. and Woodvan, LLC, dated June 3, 2005.

        WITNESS the hand and seal of the undersigned this 30th day of January, 2006.

BANKGREENVILLE FINANCIAL CORPORATION
By: /s/ Russel T. Williams
Russel T. Williams Its: President and CEO